                                                                    EXHIBIT 11

                            NORTHWEST NATURAL GAS COMPANY

                 Statement Re:  Computation of Per Share Earnings
                       (Thousands, except per share amounts)
                                    (Unaudited)

                                    Three Months Ended      Six Months Ended
                                         June 30,               June 30,
                                    ------------------     ------------------
                                       1994       1993       1994      1993
                                     ------     ------     -------    -------
Earnings Applicable to Common Stock  $1,708     $1,905     $19,748    $25,602

       Preference Stock Dividends        38         40          75         81
       Debenture Interest Less Taxes    135        150         271        298
                                     ------     ------     -------    -------
Net Income Available for Fully-
 Diluted Common Stock                $1,881     $2,095     $20,094    $25,981
                                     ======     ======     =======    =======

Average Common Shares Outstanding    13,270     13,048      13,239     13,023

       Stock Options                     18         29          21         29
       Convertible Preference Stock     105        112         105        112
       Convertible Debentures           409        445         409        445
                                     ------     ------     -------    -------
Fully-Diluted Common Shares          13,802     13,634      13,774     13,609
                                     ======     ======     =======    =======
Fully-Diluted Earnings Per Share
  of Common Stock                     $0.14*     $0.15       $1.46      $1.91
                                     ======     ======     =======    =======

*Anti-dilutive

Note: Primary earnings per share are computed on the weighted daily average number of common shares outstanding each period. Outstanding stock options are common stock equivalents but are excluded from primary earnings per share computations due to immateriality.
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